Exhibit 28 (j) (1) under Form N-1A
Exhibit (23) under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment Number 224 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Hermes Income Securities Trust (formerly, Federated Income Securities Trust), and to the incorporation by reference of our report, dated November 20, 2020, on Federated Hermes Real Return Bond Fund (formerly, Federated Real Return Bond Fund) (one of the portfolios constituting Federated Hermes Income Securities Trust) (formerly, Federated Income Securities Trust) included in the Annual Shareholder Report for the year ended September 30, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

November 20, 2020